Exhibit 99.1

Final Transcript

Conference Call Transcript

CAT - Q1 2009 Caterpillar Inc. Earnings Conference Call

Event Date/Time: Apr 21, 2009 /11:00AM  ET

CORPORATE PARTICIPANTS

 Mike DeWalt
 Caterpillar Inc. - Director of Investor Relations

 Jim Owens
 Caterpillar Inc. - Chairman and CEO

 Ed Rapp
 Caterpillar Inc. - Group President

 Dave Burritt
 Caterpillar Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Henry Kirn
 UBS - Analyst

 Robert Wertheimer
 Morgan Stanley - Analyst

 Terry Darling
 Goldman Sachs - Analyst

 Kristine Kubacki
 Avondale Partners - Analyst

 Jamie Cook
 Credit Suisse - Analyst

 Daniel Dowd
 Sanford Bernstein - Analyst

 Barry Bannister
 Stifel Nicolaus - Analyst

 Mark Koznarek
 Cleveland Research - Analyst

 David Raso
 ISI, Inc. - Analyst

 PRESENTATION

Operator

 Good morning, ladies and gentlemen, and welcome to the Caterpillar first-quarter 2009 earnings call. At this time, all lines have been placed on a listen-only mode. We will open the floor for your questions and comments following the presentation.

It is now my pleasure to turn the floor over to your host, Mr. Mike DeWalt. Sir, the floor is yours.

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 Thank you. Good morning and welcome to Caterpillar's first-quarter earnings conference call. I am Mike DeWalt, the Director of Investor Relations. I'm pleased to have our Chairman and CEO, Jim Owens; Group President, Ed Rapp; and our CFO, Dave Burritt, with me on the call today.

This call is copyrighted by Caterpillar Inc. and any use, recording, or transmission of any portion of this call without the expressed written consent of Caterpillar is strictly prohibited. If you would like a copy of today's call transcript, you can go to the SEC filings area of the Investors section of our cat.com website, or to the SEC's website where it will be filed as an 8-K.

In addition, certain information relating to projections of our results that will be discussing today is forward-looking and involve risks, uncertainties, and assumptions that could cause actual results to materially differ from the forward-looking information. A discussion of some of the risk factors that individually or in the aggregate we believe could make actual results differ materially from our projections can be found in our cautionary statements under Item 1a, business risk factors, of our Form 10-Q filed with the SEC on February 20, 2009, and also in our Safe Harbor language contained in today's release.

Okay, earlier this morning we reported results for the first quarter of 2009, and we updated our outlook for profit for the year. To start this morning, I will take a few minutes to summarize the quarter. Then I'll turn it over to Jim Owens and he will discuss the economic environment, the actions we are taking to proactively deal with it, and he will cover our outlook for 2009.

Okay, let's start with a quick review of the quarter. Sales and revenues were $9.225 billion, and that is down about $2.6 billion or 22% from the first quarter of 2008. You will see in this morning's financial release that we have shown two profit numbers, the all-in GAAP number, and that was a loss of $0.19 per share; and a number excluding redundancy costs, and that was a profit of $0.39 a share.

Just to remind you, in our year-end release we expressed our profit outlook, excluding redundancy costs, and the consensus profit estimate reported by FirstCall also excludes redundancy costs. Consensus for the quarter was $0.04 per share of profit, and that compares with $0.39 that we reported this morning, again excluding redundancy costs.

Of the $2.6 billion decline in sales and revenues, Machinery volume was down $2.450 billion if you exclude the impact of consolidating Cat Japan. Volume declined in every region of the world, and the rate of decline was most significant in the Europe, Africa, Middle East regions.

Dealer inventory changes had a sizable impact on Machinery volume. During the quarter, dealers reduced their inventories by about $300 million, and that means that our sales of new machines were about $300 million below dealer sales to end users. During the first quarter of last year, dealers increased inventory by about $700 million. That means that dealer inventory changes had a negative impact on our quarter-to-quarter sales by nearly $1 billion.

The consolidation of Cat in Japan added $291 million to Machine sales, and geographically it is included in our Asia-Pacific region.

Engine volume was down $254 million, but held up better than machinery sales. Turbine sales remained very strong and are expected to remain so throughout 2009. Sales of large reciprocating engines also held up well during the quarter, a result of a strong order backlog coming into 2009. We do expect that reciprocating engine sales will be under more pressure as we move through the year and the backlog comes down. One more point on engine volumes, we are now essentially done selling on-highway engines. Okay, that's volume.

Currency had a negative impact on sales of $281 million as a result of a stronger dollar compared with the first quarter of 2008. And Financial Products revenues were down $102 million. On a positive note, price realization remained positive, and was favorable $225 million or about 2.5%.

Okay, let's turn to profit. Again, we reported a $0.19 per share loss in the quarter, and that included $558 million or about $0.58 a share of employee-related redundancy costs. Excluding those redundancy costs, profit was $0.39 a share. Profit in the first quarter of 2008 was $1.45 per share, so the drop from last year was significant.

The Company has mobilized to bring our cost structure in line with the economic realities of 2009. I have been at Caterpillar almost 30 years, and it has been without a doubt the fastest and most significant response I've ever seen. Despite the significant action, profit was substantially lower and the big decline in sales volume was the main driver.

In addition, manufacturing costs were negative. While we acted very quickly to deploy our recessionary trough action plans, cost reduction did lag the decline in production. Given the speed of the drop in demand, we expected that would happen. The profit impact from the consolidation of Cat Japan was also negative, and financial profit -- Financial Products profit was also lower.

Partially offsetting those negatives, price realization was favorable $225 million, and total SG&A and R&D costs were down substantially. In summary on profit, volume was a big negative but price realization held up, and we made significant cost reduction in the face of rapidly declining volume.

In fact, gross margin and operating profit as a percent of sales both improved sequentially from the fourth quarter if you exclude redundancy costs.

Inventory was also a major focus, and it came down $789 million in the quarter. Given lead times from suppliers and the rapid decline in volume, getting that much out in the quarter was a real testament to the hard work of our product and manufacturing groups and the Cat Production System.

The last thing I want to cover before turning it over to Jim is Cat Financial. Over the past quarter as I've talked with investors, there were a number of questions about Cat Financial, mostly in three main categories -- liquidity, the quality of the asset portfolio, and profit. And I will update you on all three subjects.

First, liquidity. Cat Financial borrowed $3 billion in 3, 5, and 10-year notes in February and issued about $500 million of retail notes in the US. As a result, Cat Financial does not anticipate the need for additional term debt this year. They may issue additional term debt to maintain their liquidity position, but it is not a necessity.

In terms of Cat Financial's asset portfolio, 30-day past dues increased to 5.44% of the portfolio at the end of the first quarter. That is up from 3.88% at year-end and 2.81% at the end of the first quarter of 2008. We do expect continued pressure on past dues throughout the remainder of 2009.

Credit loss net of recoveries was $47 million in the first quarter, and that is up from $20 million in the first quarter of 2008. However, sequentially credit loss net of recoveries was lower than in the fourth quarter of 2008. During the quarter, Cat Financial increased the allowance for credit loss to 1.50% of net finance receivables. And that is up from 1.44% at year-end, and the reserve in dollars at quarter-end was $382 million.

Turning to profit, Financial Products operating profit this quarter was about half of the first quarter of 2008, and consistent with what we expected in the full-year outlook that we provided with our year-end results in January. In our new outlook for 2009, we expect Financial Products full-year profit before tax to be a little better than we expected in our previous outlook.

We now expect their profit before tax to be down about 40% rather than 50%. There are several comprehensive Q&As related to Financial Products that we included in our release, and they begin on page 20 and provide more detail.

Okay, let me turn it over to Jim.

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 Thank you, Mike, and good morning, everyone. While we faced a very challenging economy in the first quarter and indeed expect to for the balance of 2009, I couldn't be prouder of the men and women of Caterpillar and the job that they have done under these very adverse circumstances.

Beginning in the fourth quarter of 2008, the world economy weakened significantly, and our sales of new machines and engines declined dramatically. Confronted with the sudden meltdown, the team has managed the situation remarkably well, and there have been a number of positives. Even though we were chasing volume expectations down and significantly downsizing production plants, we were able to maintain operating profitability excluding redundancy costs.

Our trough planning was designed to reduce period costs by 20% to 25% within a year. We have essentially taken that much out in four months, and you will see more in our second-quarter run rates. We said we expected to get about $3 billion out of inventory this year, and we got $789 million of that in the first quarter. This performance is even more remarkable when you consider the flow of material coming in from suppliers, and that much of it was ordered when production schedules were much higher.

In addition to reductions in Caterpillar inventory, our dealers reduced their new machine inventories as well by about $300 million in the first quarter. That is good progress, especially when you consider that dealers usually take their inventories up in advance of the spring selling season. Bringing production levels down and helping dealers reduce their inventories are important elements of our price plan. Avoiding excess supply is critically important, and we are pleased with the 2.5% price realization in the first quarter.

In addition to cutting production and managing inventory down, we have worked hard to get our cost base (technical difficulty) aligned with the lower volume. We've cut overhead costs in our factories, significantly reduced corporate SG&A expenses, and cut R&D. While painful, these measures were necessary to keep the Company strong and positioned to take advantage of the economic growth when it does return.

While we have taken significant action to bring the cost base down, the full impact was not visible in the first quarter. We shrank the going-forward workforce and lowered costs throughout the quarter, but reductions lagged production cuts and we were much less efficient in the first quarter than we will be going forward.

So while we significantly reduced costs in the first quarter, there is more to come, notably in the variable labor and overhead efficiency columns.

While we are pleased with progress on cost reduction, it has unfortunately impacted thousands of our employees and their families. We booked $558 million in first-quarter redundancy costs to help affected employees, and will spend more in the second quarter with the total for the year being about $700 million. It is a considerable expense to provide employees with financial assistance and transitional support, but certainly it's the right thing to do.

Before I talk about the outlook for the rest of the year, I would like to circle back for a minute to Cat Financial. I know many of you have been concerned about Cat Financial. It is understandable, given the banking crisis in the United States and around the world and what you read in the press every day.

That said, Cat Financial has done a remarkable job in a difficult environment. They have maintained the liquidity necessary to support Caterpillar customers, and have the wherewithal to deal with 2009's maturing debt without issuing additional bonds if necessary. Past dues and credit losses have increased, but are still at manageable levels.

That is because we stick to what we know. We finance Caterpillar customers and dealers, manage to sensible underwriting standards, and our loans are backed by assets we know, Caterpillar equipment. Cat Financial has been and continues to be a significant competitive advantage for our business overall. It strengthens our ability to serve customers and know and understand their businesses, resulting in better price realization and market position.

Now let's move to the business climate and our outlook for 2009. As Mike has previously indicated, this will likely be the worst year for global GDP growth in over 50 years. And we will see the most significant percentage decline in our sales since the early '30s. The fourth quarter of 2008 and the first quarter of this year saw sharply negative OECD wide economic activity, and a significant and abrupt slowing in growth across the world's emerging economies.

We expect that 2009 end-user demand for new machines in the United States will be down over 70% from the quarterly peak which we reached in early 2006. And similar declines are being registered in Japan and Western Europe. Emerging market demand dropped significantly in the closing months of 2008 and early 2009, as a result of export and commodity market weaknesses.

In response to lower end-user demand, dealers are reducing their inventories by even more than we anticipated in our previous outlook. But managing inventories down is something we've encouraged dealers to do with our focus on the Cat Production System and our high velocity lane strategy. This near-term adjustment will result in a higher velocity and a more cost-effective value chain going forward.

As a result of the economic climate and inventory correction, we have taken our full-year topline sales outlook down. We are now expecting sales and revenues of $35 billion, plus or minus 10%, with profit at $1.25 per share, excluding redundancy costs at the midpoint. And we expect to maintain profitability even at the bottom of the range, excluding redundancy.

We expect to earn $0.50, including redundancy, at the midpoint of our sales and revenue range. Our first-quarter results and our outlook for the year are benefiting from the trough plans we've put in place and have worked to refine since 2005. In planning for the trough of the business cycle, we targeted a profit of $2.50 per share. It is unlikely that that will happen in 2009.

The cyclical downturn has been much more severe and rapid than we modeled, and it's hit every region of the world and every industry we serve. Bottom line is we modeled a worldwide recession, but not one quite as severe as we are currently seeing. If we hit the midpoint of the outlook range, that would mean that sales and revenues would be down about $16 billion from our '08 level, about one-third lower than we were a year ago.

In this environment, earning $1.25 a share excluding redundancy, while continuing to invest in critical product development and key operations to support future growth, and driving continued operational improvement through the Cat Production System should position our company very well for the future.

In addition, we expect to strengthen our competitive advantages with Cat Financial and the incredibly strong Caterpillar global dealer network. While this is going to be a very tough year, this recession will end and growth will resume. We are encouraged by the breadth and significance of government-funded stimulus programs around the world. We think they will help, but it's going to take another quarter or two.

We applaud actions taken by central banks around the world to lower interest rates and encourage lending. In addition, it appears to us that while the banking and credit problems are far from over, the situation seems to be stabilizing. And we're pleased to see commodity prices that have strengthened over the past quarter to levels that normally drive additional investment.

For Caterpillar, there is a reasonable chance that our new 2009 outlook reflects the bottom of this cyclical downturn. In fact, April was the first month since last fall that our near-term sales and operations planning did not result in a drop in the year-ahead sales forecast. We are certainly not out of the woods yet, but there is reason for some optimism.

With that, we are ready to take your questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Henry Kirn.

 Henry Kirn  - UBS - Analyst

 Good morning, guys. It's Henry Kirn. A question on TALF. Are you planning to finance through TALF, and could you talk a little about how it works and what we should know about it?

 Ed Rapp  - Caterpillar Inc. - Group President

 Henry, this is Ed Rapp. We are fully evaluating the options available under TALF. One thing that has been decided is that industrial equipment will be allowed as an asset class. If you look back historically, the ABS type market has been a very small part of our overall funding strategy, never anything more than about 5% of the portfolio.

So as we continue to evaluate it, we will look at the option, but we see it as a small part of our overall funding strategy. As you have seen, we have been able to maintain liquidity, good access in MTN markets, and that's historically been more of our preferred path from a funding perspective.

In terms of how it works, it appears that at least based on the writings to date, the government is pushing for it to be AAA rated type ABS securities. But like I said, we see it as a small part of our overall funding strategy going forward, but are keeping all options open.

 Henry Kirn  - UBS - Analyst

 Great, thanks. That's helpful. And on the $2 billion unguaranteed residual values, could you talk a little bit about how you've seen used prices trend and how much they have to trend worse for this to become a more meaningful concern than it is today?

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 Henry, this is Mike. Just a comment on the $2 billion. Now, that's related to contracts that will mature over several years. That's not what is related to contracts that are coming due this year. We have seen a steady reduction in used equipment prices depending upon the region of the world for the last couple of years, and we've seen that trend continue down in the first quarter. We've moved from evaluating the residuals from annual to quarterly, particularly in the US and Canada where the bulk of it is.

So if you just look at what has happened historically, we have never had a very significant loss when those contracts mature, and we certainly don't -- we aren't expecting that today. We just got done with -- just last quarter with the quarterly review, and the reserve numbers I think are in our opinion appropriate.

Ed Rapp  - Caterpillar Inc. – Group President

Hey, Henry, the only thing I would add to that is that one of the things you have to look at is that most of the used equipment coming out of Cat Finance actually rose through more of a retail type channel and partnership with our dealer organization. And if you look at retail used equipment prices, they have held up much better during this downturn than auction type prices.

So the strength of our dealer network, the partnership we have with them, has really supported Cat used equipment prices in past downturns. We are seeing the same types of trends in this one.

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 One other little point. We put the $2 billion in because I think given the size of the portfolio, I thought it might give our investors a little comfort. I think it's a relatively small number that's been exceptionally well-managed through past recessions. And we have a lot of confidence in the veracity of that reserve number.

 Henry Kirn  - UBS - Analyst

 Thanks a lot, that's helpful.

Operator

 Robert Wertheimer.

 Robert Wertheimer  - Morgan Stanley - Analyst

 It's Morgan Stanley. Good morning, everybody. I wanted to ask, I guess, two things. First just on order trend in the turbine segment. Generally, I know that some of those projects are very long tailed so you can have sort of a strong backlog, but I wanted to ask about the order terms.

And then in specific, GE had announced a couple sort of big wins in their conference call, and I don't know if you competed directly on those wins, gas compression in China, etc. I wanted to ask on the competitive environment as well.

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 I will take that one, having been formerly at Solar a while back. Actually, this year we came into the year with a very strong order board, essentially sold out for new packaged turbine packages, primarily for the oil and gas industry. So coming into the year, had a very solid and strong order board.

Normally when you order a gas turbine, you put a 15% down payment at the time of the order. You begin to make progress payments as specific design work is done for your site, and most of the equipment is paid for with progress payments before the unit actually ships. So we get very, very few cancellations in that business.

Orders being taken in the first half of this year for 2010 are not as robust as they were a year ago, but still look pretty solid. So we would -- our current expectations for the gas turbine business is that the year 2010 will be down a little.

But I've been encouraged as I've talked to the senior executives from a number of oil and gas companies around the world, the major players, they're looking kind of through this cycle. They are continuing to invest in developing oil and gas reserves, and they have very strong cash positions to allow them to do so.

In terms of the competitive environment, Solar generally speaking competes at a range -- a size class below GE, and they are far and away the market leader in the 1000 to 30,000 horsepower range and all the compression services that come in that horsepower range.

 Robert Wertheimer  - Morgan Stanley - Analyst

 Okay, that was helpful. Thank you. And the second question sort of unrelated on warranty. You guys -- and Jim, you had been sort of happy at the early hour quality numbers coming up. You mentioned that warranty ticked up a bit in the press release. Was that just people paying sharper attention to those contracts and trying to claim more warranty, or do you think your quality is sort of bouncing around a little bit?

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 Rob, this is Mike. We did have higher warranty costs in the first quarter, and it is a fact and we've been talking about it for the past year that our early hour assembly quality, we really focused on that. And the statistics there have improved quite a bit.

I think what we're seeing now is some increase in warranty costs related to the big Tier 3 change and 2007 engines. So I think what we are seeing is expense. It's not so much related to assembly issues, but more the dramatic product changes that we've seen over the last few years. And I think it is also worth mentioning that even in tough times like this, we stand behind the warranty and we stand behind our customers.

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 I think all of our internal or quality metrics on product quality of current production are headed in the right direction, and we've made steady progress, albeit not to the 2010 goals which were super ambitious that we staked out. But we continue to work that very hard. And as Mike indicated, I think one of the things we take a lot of pride in, when you buy the iron, you get the company. And we stand behind products sometimes even beyond the traditional warranty period, if you will.

 Robert Wertheimer  - Morgan Stanley - Analyst

 Thank you.

Operator

 Terry Darling.

 Terry Darling  - Goldman Sachs - Analyst

 Thanks, Goldman Sachs. Jim, I had a longer-term kind of strategic question for you on the traditional construction equipment business. I guess if we look at the machines margins over the full extent of the last cycle, you'll get 11.5% peak margins and now we are sort of around breakeven. And we pull out what everyone thinks of higher margins for the mining business. Put the traditional construction equipment business on a full cycle normalized basis, you probably had margins mid-to low-single digits.

And when we look at the competitive landscape globally, it looks like it's getting tougher. A lot of technology on the hydraulics side now coming from third-party suppliers, and so it looks like the technology barriers maybe are coming down.

I'm just wondering when you look at all the fragmentation out there, down markets are often -- times give you opportunity to do some consolidation there. I am wondering how are you thinking strategically about the normalized profitability, your comfort level with it, potential for some consolidation? Just take us through your whole strategic thinking on that part of the business, if you could.

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 Certainly, I think traumatic shifts in market size and corrections create a lot of strategic opportunities. And generally speaking, if you go back to the '80s, close to half the world's manufacturers didn't make it through that downturn successfully. And the strongest got stronger, and we were one of those. I would expect that we will strengthen our position going through this downturn.

We've seen some market share growth over the last four to six months that's been an early sign and quite encouraging, as our product availability has improved. I'd be less than candid if I didn't say we were disappointed in our machine margins and some erosion in those over the last couple of years. And we have restructured in the end-to-end aligned business units to be sure we've got the executive focus on driving improved financial performance from our machine businesses, and we've broken those into a number of different business units.

They're looking at that global footprint, our sourcing strategies, our supply base, product design issues, and laser focused on improving not only our market leadership position but our cost competitiveness in each of those product families.

I am very confident that we are -- we have been making a huge investment in new capacity, and in making this kind of investment both in existing plants and brand-new greenfield facilities that are not yet delivering profitability, that pulls down your margins temporarily.

I think we are very well-positioned to go back to a higher than peak margin performance delivery from our machine businesses over the next five or six years as the next cycle unfolds. We've got the Cat Production System in place. We are working on a lot of design and simplification elements, and we are growing our manufacturing footprint particularly in Asia to serve the Asian markets essentially.

I just came back from visiting several new facilities there, none of which are fully online yet, but all of which will be dynamite, very cost-competitive global sources for us going forward.

So as an executive office team, we are taking a pretty deep strategic dive with all of these end-to-end business units this year. We are going to be very mindful of strategic opportunities for growth and funding those that have the highest margin opportunities, and those that we are confident fully meets our shareholder expectations, and starving some of those that don't.

 Terry Darling  - Goldman Sachs - Analyst

 Good dovetail maybe into a question follow-up on China. You had some scale backs, some of your expansion plans there given the global recession. I'm wondering if anything has changed over the last couple of months, given the impact of stimulus in China and some indicators of a bit of a rebound there going on. Maybe just update us on your scale and timing of your investment in China.

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 Thank you for that question. I just came back from spending a couple of weeks in China. I must tell you I think it is one of -- it's going to be one of the strongest markets that we serve in 2009. I think it still has terrific growth potential. I am encouraged with the footprint we are developing there, both the manufacturing side and supplier base to support that, and the dealer product support side.

In my two weeks in China, I visited four different provinces where dealers are establishing now province-by-province very substantial product support capabilities and marketing capabilities for our growing fulsome product line that we have available for the Chinese customers. I visited our new facilities both for power systems, for small and midsized engines that are under construction, a new R&D center, a new manufacturing operation for midsized wheel loaders and motor graders. We already have a tremendous presence there for hydraulic excavators.

So I am -- we have not scaled back our investment in the Chinese footprint. We think that's critically important going forward, and I am encouraged by what I see on the ground. Their stimulus package, as you might know, is probably one of the largest in the world next to the US in absolute dollar terms. And actually, theirs was much more focused on hard infrastructure.

So while sales -- when their exports dropped like a stone in December and January, early February, we saw a significant drop in demand for our products. But I am very encouraged as the stimulus package -- when they say shovel-ready, they mean nine weeks, not nine months or a year. And we are seeing a significant pickup. We saw it beginning in mid-February, March and April, pretty strong months for us in terms of sales to users in China.

That would be particularly for our excavator product line and our SEM medium-sized wheel loader investment there that's gaining traction. So I am very encouraged about what's going on in China. I think it will be perhaps the strongest market we serve.

And quite frankly, China and the U.S. I think are -- you know, it takes kind of a twin engine to lift the global economy. The stimulus packages and how they kick-in in these two countries will have a huge impact on global commodity prices, which kind of begin to drive the virtual circle again. So we're watching those very closely.

 Terry Darling  - Goldman Sachs - Analyst

 Jim, just to be clear on your comments there, have you changed CapEx at all here on a total company and/or China basis relative to what you said after the fourth-quarter call?

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 We have changed it very modestly since the fourth-quarter call. We said we expected to spend about $1.5 billion. It is going to be pretty close to that. It might be $100 million or so less, but around $1.5 billion. But the China investments per se we think are critically important. They are well in flight. It would be very expensive to stop them.

And quite frankly, we are convinced we need the capacity to service the Asian market for -- and principally, this is for small/midsized machines where we can comparatively be cost competitive from our footprint within domestic China. So developing the factories and the supply network that goes with it are very important.

 Terry Darling  - Goldman Sachs - Analyst

 Thanks very much.

Operator

 Kristine Kubacki.

 Kristine Kubacki  - Avondale Partners - Analyst

 Avondale Partners. Good morning. My question regards around price realization. It was much stronger than actually I expected, given the economy. What gives you confidence that you can maintain this throughout the whole year, even as some of the end markets are the first to -- are in their first declines?

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 Kristine, this is Mike. You know, as I've talked with investors over the past quarter, that's not a surprise. When we said we expected positive price realization this year, there was a lot of skepticism, and not just from you but by everybody. And thankfully, we did have a pretty darn good first quarter in terms of price.

Remember, there was a lot of cost pressure not just with us but with competitors that flowed through in the last half in particular of last year. And both we and competitors took price increases. We had midyear price increases last year for example on large engines and we are seeing some of the benefits of that right now in the first quarter. Plus not every business. Solar for example has a great business for 2009 and is getting a good price.

Our aftermarket businesses our remanufacturing businesses. Much of what we do as a company is not just new machines and engines. We have a much more stable integrated services business that hasn't seen quite the degree of at least volume decline that you would see in new machines and engines. So between price increases that we announced in midyear effective the beginning of the year, price increases that went into effect midyear last year, and some businesses and areas that still have strength, we are getting price. In fact, we did throughout the first quarter.

 Ed Rapp  - Caterpillar Inc. – Group President

 Kristine, the point I would add to that is that as you heard with our year-end call, we also opened up to dealers the opportunity to cancel orders with the express focus on making sure we didn't get excess inventory in the system. And dealers have responded to that. You have seen a reduction in dealer inventory in the first quarter in addition to our cuts. We have aggressively lowered production schedules actually below end-user demand to take dealer inventory out. You've seen that in our projections.

And we think in general terms the industry has been pretty responsible in terms of adjusting production levels to the current economic outlook.

 Kristine Kubacki  - Avondale Partners - Analyst

 Okay, my second question is I just want a little color in terms of at the end of the fourth quarter you forecasted about $500 million in redundancies costs and now it is up to $700 million. I was wondering if you could provide what is different as we walk through the first quarter, if you were foreseeing an upper or if something has changed there that drove the further cost reductions?

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 Yes, Kristine, if you look at the end of -- in January, when we talked about the $500 million, at the same time we were talking about a midpoint in sales and revenues of $40 billion. Since then we've taken the outlook for the top line down and we are very serious about adjusting the cost base appropriately. So we are going to end up with more people being affected than we thought in January and costs related to that are going to be a bit higher. It's essentially related to the lower forecast and more action needing to be done.

 Kristine Kubacki  - Avondale Partners - Analyst

 Okay, thank you.

Operator

 Jamie Cook.

 Jamie Cook  - Credit Suisse - Analyst

 Good morning, Credit Suisse. Congratulations on a nice quarter. Jim, I wondered -- at the tail end of your prepared remarks, you sort of talked about I think or you mentioned sort of order trends I think stabilizing during the month of April. So I was wondering if you could elaborate on that and you are also sort of hinting that 2009 is the trough. So I guess my sort of bigger picture question is if the economic scenario plays out as you guys have sort of forecasted today with the US coming out of this late 2009, China seems like it's poised to do well in '09 and 2010.

Under what scenario do you not think your earnings in 2010 could be up? How do you think Cat is better positioned to come out of this recession versus previous ones as we think about you've been more aggressive on cutting dealer inventories. You talked about making changes on the construction side. So your margins are up longer-term. If you could just sort of walk me through your thoughts on that.

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 It's not order rates and I don't look too much at dealer order rates. I am much more focused on dealer sales to users and the rolling forecasts that we get working with our marketing companies and dealers and our product groups. So their forecast of the rolling 12 months ahead actually stabilized, went up slightly in April as opposed to it has been trending down steadily for some months.

You know, Jamie, as I look at the world right now, we are in -- first off, the high single digit negative growth that is being recorded in the fourth quarter, first quarter, second quarter likely in the US, Europe, and Japan is off the charts unprecedented. Developing countries largely are slowing down dramatically but maintaining some positive GDP growth. I think quite frankly China may through sheer will and huge investments deliver something certainly north of 5% and maybe even close to their 8% target. The numbers are a little hard to grasp but they are doing some pretty remarkable things, given the drop in exports to keep their economy on a growth track and keep employment at reasonable levels.

We have never in the modern history of economics experienced a time when there is as much physical stimulus across the world and as much monetary stimulus across the world with relatively low inflation rates across the world. So what we are trying to do is be sure we position Caterpillar to rebound quickly.

A lot of the costs we're going to take out particularly for the rest of the year are going to be in the form of rolling layoffs. We've tried to put kind of a safety net under our people so that we are providing healthcare premium coverage for example in the US where that's a huge issue. We are trying to be as supportive with some supplemental pay. It costs us a little more, but it gives us a great rebound potential. We are finishing off, if you will, the capacity expansions that we were putting in place and started investments on in '07 and '08.

So we will have significant idle capacity this year, but the human capital, the supply base and the manufacturing capability to respond very rapidly on the upside and I am confident that we in the upsurge added more cost than we really needed. So I think we will be cost competitive coming out. And we have been talking for a very long time about our Cat Production System.

You know, I was thrilled by the traction we were getting by the end of 2008. This is a huge transformation to lean manufacturing disciplines. We have assessment scores. We know what it takes to be Toyota excellent. We targeted that by 2010. We are maintaining a lot of our training programs going on for that or even trying to think of creative ways we can allow employees to be trained while they are on shutdown and on a voluntary basis if they are interested.

We've got engagement levels that are unprecedented, safety levels that are unprecedented and product quality improvements that are unprecedented so the operational metrics of our vision 2020 certainly are going to come to fruition. And I think we are just really poised to have explosive growth in earnings with volume as it comes back, coming out of this recession. How much it comes back in 2010 is a little early for us to call. We are not making a 2010 forecast at this point in time, but I think I still believe and we will come back to this when we have our analyst meeting later in the year. I still think the earnings potential of the company that we targeted $8 to $10 a share kind of in the 50, low 50s range is going to materialize.

And we are very much on point to deliver that kind of performance. When that happens, exactly what year, I don't know. Stay tuned.

 Jamie Cook  - Credit Suisse - Analyst

 Thank you, I will get back in queue.

Operator

 Daniel Dowd.

 Daniel Dowd  - Sanford Bernstein - Analyst

 Bernstein. Good morning. Can we just talk about Cat Financial a little bit more? You know, can you talk about in your current guidance for this year, is your past dues and the bad debt write-offs net of recovery, are they peaking this year and starting to flatten or does that continue in your mind increasing into 2010?

 Ed Rapp  - Caterpillar Inc. - Group President

 Daniel, this is Ed. If you look at the least past if you would cycles, typically the past dues that Cat finance peak at the end of the first quarter, which kind of makes sense, people coming through the tough winter season before they get into if you would the peak construction season. So we look at the end of the first quarter to be approaching what we would anticipate to be the peak levels of past dues. And then of course, the associated write-offs that come with that. So I would say if we are not at the peak, we are approaching the peak relative to the past dues and associated write-offs at Cat Financial. I think that is really what the outlook calls for.

 Daniel Dowd  - Sanford Bernstein - Analyst

 Okay, so what we should look for over the next several quarters is actually declining past dues from what has been reported thus far?

 Ed Rapp  - Caterpillar Inc. - Group President

 As I said, if you look at past trends, it would say that the first quarter is kind of a peak level. There is still a high degree of uncertainty that's out there, so as I said, if it's not at the peak, it's approaching the peak. You could see some uplift on it, but I think a lot of the movement in terms of the adjustment in the past dues has happened. But there is still a high degree of uncertainty out there.

The one thing I would say, though, is as you've seen from Cat Finance's results in the first quarter, it gets back to the point Jim made earlier. I think through the year sound underwriting practices, executing the business and partnering with dealerships, financing assets that we know, having a remarketing capability that allows us to go to retail channels on the used equipment side has served us well and then we think it will help us weather this storm.

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 May I just throw in one other thought on that? You know I've worked with Cat Financial off and on now for 15 years. I'm impressed too with the working relationship we have with our customers. Unlike the typical mortgage, when you get behind, you repossess the house, we tend to work very closely with our customers, try to help them through a difficult patch, try to help them keep the machine. And quite frankly, we have had remarkable success with that over time. And again, I think that's one of the advantages that a captive finance company has.

This is not a parity either, by the way. I mean, our captive finance company has been attractively profitable with good return on equity through the cycle as a stand-alone entity. But it has also enhanced our customer loyalty, our market share, and our price realization and quite frankly again, they've had just an excellent working rapport with customers that has allowed us to get repaid at an uncommonly high level over time.

 Daniel Dowd  - Sanford Bernstein - Analyst

 All right, let me just turn quickly to inventories. Obviously you are a run rate that is going to get you to $3 billion inventory decline across 2009. It also seems quite likely that the first major quarter of inventory decline is probably not the peak rate of taking out inventories. Is it possible that you are -- that the amount of inventory that gets taken out of the system in 2009 is materially higher than $3 billion?

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 Dan, this is Mike. That's possible. It would certainly have -- we are certainly trying to get out as much as we can; the $3 billion that we talked about is our target. The first quarter is -- it was particularly tough because we still had supply coming in from the fourth quarter and from orders that we placed earlier when volume was higher. So -- yeah

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 I think we still probably have another $1 billion to get and we thought that would probably be in 2010. If we got it earlier, it wouldn't hurt my feelings.

 Daniel Dowd  - Sanford Bernstein - Analyst

 All right, thank you.

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 Dan, there's one other comment there that probably ought to be made relative to that. You know, if you think about end markets, we are seeing more of a decline in our sales than our dealers are in their sales because dealer inventory is going down. To the same extent that -- in the same way, we are the customer of much of our supply base. So they are seeing a more dramatic impact on their sales to us because we've got dealer inventory coming out and we have our inventory coming out.

So we have to be mindful of dealer or, I mean, supplier health and we need to balance what we are taking out with kind of maintaining the supply base.

 Daniel Dowd  - Sanford Bernstein - Analyst

 All right.

Operator

 Barry Bannister.

 Barry Bannister  - Stifel Nicolaus - Analyst

 Barry Bannister, Stifel Nicolaus. I have a question about Cat Financial. I'm looking at a chart that Jim Beard gave to me back in 2003 and it shows that the past dues peaked after the end of the '91 and '01 recessions. At best, 1Q of 2009 was the bottom of this recession. So why would we believe that that is the peak?

Ed Rapp  - Caterpillar Inc. – Group President

 Barry, the one thing I would tell you for a large portion as you know the Cat Finance portfolio and the portion of it related to North America, North America at the end of '08 was down considerably from the peak back in '06. So if you look at where we are at in the North American cycle, which is a big portion of the Cat Financial portfolio, back to Jim Beard's stats, you can really say that yes, we have been through the downturn and we should start seeing some relief.

I think it's back to Jim's comment earlier where we see China and the US being the two engines that could head us out of this. But I think sometimes with the way we were propped up by growth in other parts of the world, people lose sight of the fact that North America for us has been down considerably from the peak that really dates back to kind of the '06 timeframe.

 Barry Bannister  - Stifel Nicolaus - Analyst

 That's true, but everything is cascading. Europe, Africa, Middle East for example, I don't know if I can buy that. But if you look at your reserves to past due ratio, it is 0.27. How does that compare with where it was in the 1Q '02? And I noticed that on Cat Financial, 21% of retail financing is under a category called customer loans, which has grown significantly. I presume that is to contractors. What is your loss experience there?

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 Barry, I don't have the Q1 Cat Financial data in front of me, so I can't comment on that. We don't break out past dues based on asset type for Cat Financial. So I don't know what the number is on the customer loan piece of the portfolio. I'm not trying to hide anything from you. I just don't know what those numbers are.

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 It's a reasonably small percentage of their total portfolio. And that would be financing to contractors who are buying the Cat equipment along with a fleet of other equipment maybe that's a mixed fleet we might support that customer in a more fulsome way.

 Barry Bannister  - Stifel Nicolaus - Analyst

 And then just lastly, $300 million was your projected pension expense, not the funding for 2009, and yet you are pretty massively underfunded. I know you did pension expense of $500 million to $650 million from '03 to '05, but given the funding status of the pension, when would you revisit that and might that figure go higher?

 Mike DeWalt  - Caterpillar Inc. – Director of Investor Relations

 Well, the pension expense gets revisited every year and adjusted at the end of every year. So without a doubt, that will get revisited at the end of this year as well. It is as you might expect, it's a fairly complex calculation around service costs, the plan, funding, expected returns, discount rates. So pension expense will change again for next year and it will be based on where all of those factors are at the end of this year.

 Barry Bannister  - Stifel Nicolaus - Analyst

 So that might affect 2010?

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 It could affect it either way.

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 The 2009 number is already in our business plan and that's pretty well fixed for the year. What I think, we have been pretty creative about is first off, we funded our pension plans to the required amount, legally required amount this year with cash. And then we are injecting Caterpillar stock into our pension plan to bring them up well over 80% funded across the board.

There will be a separate fiduciary who will handle that investment directly. But I think it's a pretty creative way to fund our pension plan above the minimum requirements. It will help us going forward and I think it's a good use of our equity, which has generally outperformed the market coming out of a cyclical depression.

 Barry Bannister  - Stifel Nicolaus - Analyst

 Okay. Thank you.

Operator

 Mark Koznarek.

 Mark Koznarek  - Cleveland Research - Analyst

 Cleveland Research. The question I have has to do with the utilization of the Caterpillar fleet that is out in the field and I'm sure that is exceedingly hard to measure. So I'm wondering if some perspective can be gained toward that by talking a little bit about the integrated services revenue, the parts and services, how much is that down in the quarter? Or how much is that down relative to your 2006 peak? And can you contrast the current degree of decline with Cat's experience in that category in past downturns?

 Mike DeWalt  - Caterpillar Inc. – Director of Investor Relations

 That's a lot of comparisons, Mark. What I would tell you is this. The integrated service businesses in total, what we certainly expect in the $35 billion at midpoint is that we do have a decline in sales built in. If you go to the sales of aftermarket parts for example that's included in there, it is down, but at dramatically, a dramatically less of a decline than you would see in new machine sales. So it is down but nowhere near as much as new machine sales overall.

I think -- I don't have statistics in front of me going back to the peak, but we've had steady increases in integrated service businesses over the last three or four years. So I think if you were to go back to the '06 peak, my guess is it would be up but I don't have the numbers in front of me.

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 You know, we have had a strategy all along to grow the integrated services businesses significantly in our sort of five-year window of strategy planning. We were targeting $20 billion next year or 2010 for the services businesses. We were a $17 billion last year. It is going to be down, and as Mike said, but the percentage drop will probably be on the order of less than half the percentage drop in total machine and engines, new machine and engine sales. So it's going to be a higher percentage getting close to half of our total sales and revenues I suspect for the year 2009.

Having said that, there are clearly -- our service-related businesses were down pretty sharply in the first quarter, probably a little more than we expected as a result of I know for example the mining industry a lot of trucks have been parked. And so it is going to be a cushion, not maybe as much of a cushion as we might have hoped, and again, I think it's very sensitive to activity levels picking up in some of that activity.

This sharpness of the OECD area drop in GDP has resulted in people taking a deep breath and pausing, and again idled a lot of equipment. As the stimulus packages kick in, as mining activity kind of comes back to some semblance of normal, utilization of those fleets will get better and I think that will recover as the year moves along.

 Mark Koznarek  - Cleveland Research - Analyst

 That -- that last statement actually is what I was driving at. How much -- by how much time does that integrated service recovery typically lead the new machine and engine recovery?

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 I don't know if I can give you a number, but the first things you absolutely see when things start to turn around are an increase in aftermarket and increase in rental utilization. Those usually lead how many months. I'm sure it will vary.

Jim Owens – Caterpillar Inc. – Chairman and CEO

I guess three to six month's lead time, certainly at least that much.

Mark Koznarek  - Cleveland Research - Analyst

 Okay, great. Thank you.

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 I think we have time. We will take one more question and then we will wrap it up.

Operator

 David Raso.

 David Raso  - ISI, Inc. - Analyst

 David Raso, ISI. Just a quick question on the inventory. It's not a perfect analysis here, but just trying to back into the way I track dealer inventory in North America. The impression I get to be flat in North America year-over-year that actually caused an increase sequentially in North American dealer inventory.

 Mike DeWalt  - Caterpillar Inc. – Director of Investor Relations

 That's correct. We had a small increase in the first quarter in North America and more substantial decreases everywhere else.

 David Raso  - ISI, Inc. - Analyst

 Okay, that was my follow-up. The question was, was the big reduction the $300 million mostly in Europe, Africa, Middle East? Is that where the biggest reduction was?

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 I don't have a schedule in front of me, David. It was in every region other than North America. It was reasonably sizable in all the regions outside North America.

 David Raso  - ISI, Inc. - Analyst

 Okay, so the expected increased decline in sales the next three quarters than we saw this quarter is largely going to come from inventory reduction in North America and particularly you would say -- when it comes to inventory reduction going forward, is it more of a North American draw down?

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 Well I am not -- we have not kind of provided a region by region forecast of where that sort of about $2 billion is coming from, so I won't comment on that directly. But if you look at the change in our sales forecast overall from -- our sales and revenues from a midpoint of 40 to a midpoint of 35, dealer inventory was a piece of that and North America in particular as a region is weaker than we thought it was going to be. So I think North America overall is weaker and we are probably going to take more dealer inventory out, or dealers are.

 David Raso  - ISI, Inc. - Analyst

 Okay, I was just trying to focus on the mix. Obviously the profitability in North America is usually relatively substantial. And lastly on the engine, clearly the margins are still healthy this quarter. But when you look at the customer advances, obviously it appears and understandably obviously the market is slowing, but the customer advances seem to have peaked a couple of quarters ago. And you see even the cash flow statement they are now more of an issue of a use of cash as you take them out of backlog book to sale and the customer advances are reduced because you are not seeing new orders coming in -- at least at the same rate.

So when I think about the comment at '09, Solar in particular, you feel still pretty well locked in. The new order rates, just look at these customer advanced trends would suggest there's more of a fall off in orders looking out to 2010 and your comments seemed a little more casual about maybe 2010 down a little. Can you help me understand the relationship (multiple speakers)?

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 About the only color I can give you on that, David, is normally Solar has a big fourth quarter in terms of shipments and advances as a result go down when they ship. They also had a very strong quarter of new turbine shipments in the fourth quarter. So I think it's probably usual I think to see a decline in advances going from fourth to first and I think the fact that they had such a big sales level in the first quarter probably also contributed to that.

 David Raso  - ISI, Inc. - Analyst

 Okay, and just lastly the dividend. A little more color around, Jim, how you are thinking about the dividend relative to your expectations for earnings this year and next year. The balance sheet, pension, just can you just kind of characterize where you are headed on the dividend?

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 Well, as we indicated in our Q&A section, certainly something we've discussed and we discussed pretty vigorously with the Board -- with the global credit markets as disturbed as they have been of late, and liquidity being at such a high premium and highly valued, it will no doubt will get a lot more discussion as this year unfolds and as we look at the outlook and how it's changing.

Pretty fulsomely, the Board is going to consider strength of the balance sheet, our ability to continue strengthening the balance sheet as we would like to get back to our debt to cap targets this year and how the outlook looks and their confidence in that will be a big factor in their consideration of sustainability of the dividend.

Having said that, we have a very strong cash position. We ended the quarter. It was an unusually high $3.6 billion in cash, so our liquidity is very good. We met all the hurdles that the credit rating agency staked out for liquidity which was kind of a new definition for me. And we recognized that a number of our shareholders certainly highly value dividends and want those.

So it will be, like I say, I think a fulsome discussion and consideration. We would hope very much to be able to retain and long term grow our dividend. Because we know that's what shareholders buy our stock for. But it has to be considered in the long-term health and well-being of the enterprise and that's exactly how our Board will be considering it going forward.

 David Raso  - ISI, Inc. - Analyst

 Thank you for the color. I appreciate it.

 Mike DeWalt  - Caterpillar Inc. - Director of Investor Relations

 I just wanted to mention one last thing before we go. Jim sort of alluded to it. On August 4, we are going to hold a worldwide analyst meeting. We are going to hold it here in Peoria. It will be an all day or most of the day event going through our businesses, Cat Production System and at least one of our facilities. So if you can hold the date for August 4. Thank you.

 Jim Owens  - Caterpillar Inc. - Chairman and CEO

 Thank you all very much and we appreciate your confidence and your understanding in these traumatic times.

Operator

 Thank you, ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.